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                                                                   Exhibit 10.13

                         TECHNOLOGY PARTNERSHIPS CANADA



                            TPC PROJECT NO:720-122412



                DEVELOPMENT OF THE "ALX-0600" RECOMBINANT PEPTIDE
               FOR THE TREATMENT OF VARIOUS INTESTINAL DISORDERS.



               This Agreement made this 9th day of November, 1999


Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of Industry (hereinafter referred to as "the Minister")


And: ALLELIX BIOPHARMACEUTICALS INC. a corporation duly incorporated under the laws of Canada, (hereinafter referred to as "Allelix" or, "the Recipient")


[Logo]
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Technology Partnerships                    Partenariat technologique
Canada                                     Canada
10th floor, 300 Slater Street              10e etage, 300, rue Slater    [Logo]
OTTAWA Ontario KIA 0C8                     OTTAWA (Ontario) KIA 0C8      Canada


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TABLE OF CONTENTS
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INTRODUCTION

     1.0           The Agreement
     1.1           Deadline for Signature
     1.2           Entire Agreement
     1.3           Definitions
     2.0           The Project
     2.1           Conduct of Project
     2.2           Time frame of Project
     2.3           Material Changes
     2.4           Disposal of Material Assets
     2.5           Disposal of Special-Purpose Equipment
     2.6           Transfer of Special Purpose Equipment to Production
     3.0           The Contribution
     3.1           Sharing Ratio and Contribution Ceiling
     3.2           Annual Contribution Disbursement Limits
     3.3           Eligible Cost Period
     3.4           Project Financing and Progress
     3.5           Environmental Protection Measures
     3.6           Annual Environmental Compliance Certification
     3.7           Set-off Rights of Minister
     4.0           Claims for Payment
     4.1           Claim Procedures
     4.2           Hold-Back Rights
     4.3           Final Claim
     4.4           Certification of Claims
     4.5           Overpayment by Minister
     5.0           Royalty Payments
     5.1           Principles and Rate
     5.2           Statements and Payments
     5.3           Late Payments
     5.4           Dividend Restriction
     5.5           No Accelerated Royalty Payment
     5.6           Payment Date
     6.0           Intellectual Property
     6.1           Ownership of Technology
     6.2           Commitment to Exploitation in Canada
     6.3           Limitation on Transfer of Technology
     6.4           Patent Protection
     7.0           Monitoring and Reporting
     7.1           Annual Financial Statements
     7.2           Minister's Right to Audit Accounts and Records
     7.3           Access to Project
     7.4           Access to Third-Party Information
     7.5           Project Progress Reports
     7.6           Commercial Exploitation Reports
     8.0           Special Conditions
     8.1           Licence Prerequisite
     8.2           Exploitation in Canada
     8.3           Alternative Benefits
     8.4           Insurance Coverage
     8.5           Work Performance
     8.6           Project Economic Impact
     8.7           Reporting
     8.8           Background Intellectual Property
     8.9           Renewal of Representations
     8.10          Other Agreements
     8.11          Flow-down of Obligations to Subcontractors
     8.12          Reports
     8.13          Consent
     8.14          Use of Agreement
     8.15          Mergers, Amalgamations and Reorganizations
     8.16          Resulting Products
     8.17          30 Day Notice
     8.18          First Claim
     9.0           Representations, Warranties and Undertakings
     9.1           Power and Authority of Recipient
     9.2           Authorized Signatories
     9.3           Binding Obligations
     9.4           No Pending Suits or Actions
     9.5           No Gifts or Inducements
     9.6           Compliance with Environmental Protection Requirements
     10.0          Other Government Assistance
     10.1          Disclosure
     10.2          Continuing Disclosure Obligation
     11.0          Dispute Resolution
     11.1          Optional Mediation or Arbitration
     12.0          Default and Recovery
     12.1          Events of Default
     12.2          Remedies on Default
     12.3          Remedies Cumulative
     12.4          No Waiver
     12.5          Remedies Fair and Reasonable
     12.6          Liquidated Damages
     12.7          Share Determination
     13.0          Force Majeure
     13.1          Event of Force Majeure
     13.2          Definition of Force Majeure
     14.0          Announcements
     14.1          Consent to Public Announcement
     14.2          Confidentiality Obligation
     15.0          Notice
     15.1          Form and Timing of Notice
     15.2          Change of Address
     15.3          Addresses
     16.0          Term of Agreement
     16.1          Agreement termination date.
     17.0          General Conditions
     17.1          Compliance with Laws
     17.2          Members of the House of Commons or the Senate
     17.3          Annual Appropriations
     17.4          Confidentiality
     17.5          No Assignment of Agreement
     17.6          Compliance with Post-Employment Provisions
     17.7          No Partnership Created
     17.8          Binding Agreement
     17.9          Severability
     17.10         Signature in Counterparts
     17.11         Language of Agreement
     Schedules
     Schedule A -  Statement of Work
     Schedule Al-  Special Purpose Equipment List
     Schedule B - Report on Estimated & Actual Project Benefits and Results Schedule C - Report on Estimated & Actual Sales and Royalty Payments Schedule D - TPC Project Cost Principles
     Schedule E -  Project Fact Sheet for News Release
     Schedule F -  Legal Opinion


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INTRODUCTION

(i.) The Minister is charged with certain duties and functions which the Minister is required to carry out with the public policy objectives of strengthening the national economy, promoting sustainable development, increasing the international competitiveness of Canadian industry, goods and services, and encouraging the fullest and most efficient development and use of science and technology;

(ii.) The Minister is responsible for the Technology Partnerships Canada Program, a discretionary source of funding, designed to promote economic growth and create jobs in Canada, in knowledge-intensive sectors of the economy, by strategically focussing its funding in results-oriented, near-market projects that involve activities that foster innovation, rapid commercialization and value-added production; and

  (iii.) Allelix has requested a financial contribution from the Minister under the Technology Partnerships Canada Program to develop the "ALX-0600" recombinant peptide for the treatment of various intestinal disorders, and to perform phase 1 and phase 2 clinical testing thereof, with the specific intent of having the Project results commercially exploited.

In consideration of their respective obligations, which are set out below, the parties agree as follows:

1.0   The Agreement

1.1   Deadline for Signature
      This Agreement must be signed by Allelix and received by the Minister on or before 09 November 1999, failing which it will be null and void.

1.2   Entire Agreement
      This Agreement is made pursuant to the Technology Partnership Canada Program, constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter. In the event of conflict, the order of precedence amongst the Agreement and the schedules attached hereto shall be: this Agreement, the Statement of Work, the TPC Project Cost Principles and any other document specified in this Agreement.

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                                      -4-


1.3   Definitions
      For the purposes of this Agreement,

            (a)   "Agreement" means this agreement, including:

                  Schedule A - Statement of Work
                  Schedule Al- Special Purpose Equipment List
                  Schedule B - Report on Estimated & Actual Project Benefits
                               and Results
                  Schedule C - Report on Estimated & Actual Sales and Royalty
                               Payments
                  Schedule D - TPC Project Cost Principles
                  Schedule E - Project Fact Sheet for News Release
                  Schedule F - Legal Opinion


            (b) "Contribution" means the funding, in Canadian dollars, provided by the Minister under this Agreement.

            (c) "Completion Date" means 31 December 2002, which is the date by which the Project must be completed.

            (d) "Effective Date" means 1 September 1998, which is the earliest date on which Eligible Costs may be incurred.

            (e) "Eligible Costs" means those costs incurred and paid, by the Recipient, with respect to the activities set out in Schedule A (Statement of Work) and in accordance with Schedule D (TPC Project Cost Principles).

            (f) "Fiscal Year" means the federal government fiscal year beginning on April 1 and ending on the following March 31.

            (g) "Gross Project Revenues" means all sales, revenues, receipts, monies and considerations made, earned or received by any person, including Allelix, directly or indirectly attributable to the sale, lease or other transfer of the Resulting Products, whether received in cash, or by way of benefit, advantage, or concession, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts. A Resulting Product will be deemed sold, leased or transferred at the time the transaction is recorded in the books, in accordance with generally accepted accounting principles, applied on a consistent basis. Transactions with related persons (as that term is defined in the Income Tax
                  Act) will be deemed made in an amount equal to the highest price obtained for a similar product in the preceding calendar year.


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                                      -5-

            (h) "Interest Rate" means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date plus 300 basis points, compounded monthly.

            (i) "Intellectual Property" means all intellectual property rights in the Project Technology, including, without limitation, all patents, copyrights, industrial designs, design patents, trade-marks, and any registrations or applications for registration of the same.

            (j) "Project" means the development of the compound, including any formulation thereof, of the "ALX-0600", a peptide analog of human glucagon-like peptide2[GLP-2], for the treatment of various intestinal disorders, including phase 1 and 2 clinical testing thereof, as more fully described in the Statement of Work (Schedule A).

            (k) "Project Technology" means all technology and technical data conceived, produced, developed or reduced to practice in carrying out the Project, including, without limitation, all designs, formulations, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, pilot plants, practices, inventions, methods, processes or other information.

            (1)   "Resulting Products" means

                  (i.) The ALX 0600 compound as well as formulations thereof, a peptide analog of human glucagon-like peptide-2[GLP-2] for the treatment of various intestinal disorders for the treatment of any disease and other applications, approved by any regulatory authorities, worldwide;

                  (ii.) all other commercial applications which incorporate results of the Project; and

                  (iii.) all other commercial applications which are made using
                         Project Technology, Intellectual Property,
                         Special-Purpose Equipment, equipment, machinery and any item of Project tooling.

            (m)   "Sharing Ratio" means the percentage set out in subsection
                  3.1(a).

            (n) "Special-Purpose Equipment" means equipment, including ancillary systems, instrumentation, special test equipment, prototypes and pilot plants to develop and demonstrate the product, service, process or system to be commercialized, but excluding jigs, tools, dies and fixtures, that is purchased, leased, manufactured or otherwise acquired for the purposes of the Project, the item cost of which exceeds $250,000 (except for prototypes and pilot plants where no minimum cost applies).


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            (o)   "Start Date" means 1 September 1998, which is the date by
                  which the Project must be commenced.

2.0   The Project

2.1   Conduct of Project
      Allelix will carry out the Project in a diligent and professional manner using qualified personnel.

2.2   Time frame of Project
      Allelix will:

      (a)   commence the Project on or before the Start Date; and

      (b) complete the Project in accordance with the Statement of Work (Schedule A) on or before the Completion Date.

2.3   Material Changes
      No material changes will be made to the estimated total scope, nature, or financing of any element of the Project or the ownership, without the prior written consent of the Minister. Without limiting the generality of the foregoing provision, a material change will have occurred if:

      (a) a Project performance milestone described in the Statement of Work is not expected to be achieved within three months of the projected completion date for that element;

      (b) the estimated Eligible Costs for the Project described in the Statement of Work are expected to be exceeded by 20% or more; or

      (c) the Project is not carried out in Canada unless otherwise stated in the Statement of Work.

2.4   Disposal of Material Assets
      Allelix will not, without the prior written consent of the Minister, sell, transfer or otherwise dispose of, nor cease to use for the purposes of the Project, nor remove nor relocate nor transfer to a use other than the Project, any material asset acquired for the Project including any scientific, test, quality control equipment and any item of machinery and tooling, the cost of which has been contributed to by the Minister, under this Agreement.

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2.5   Disposal of Special-Purpose Equipment
      Except in the situation described in section 2.6, if Allelix transfers to commercial production, transfers outside of Canada, sells, leases, ceases to use or otherwise disposes of any Special-Purpose Equipment, Allelix will pay to the Minister the greater of an amount equal to that of:

      (a) multiplying the proceeds of disposal of the Special-Purpose Equipment by the Sharing Ratio; and

      (b) multiplying the fair market value of the Special-Purpose Equipment on the date of the transfer to commercial production, transfer outside of Canada, sale, lease, cessation of use or other disposal by the Sharing Ratio, but in no event will the amount payable exceed the amount of the Contribution paid by the Minister under this Agreement. Allelix will make such payment within 30 days of the transfer to commercial production, transfer outside of Canada, sale, lease, or other disposal of the Special-Purpose Equipment.

2.6   Transfer of Special Purpose Equipment to Production
      If the estimated cost as set out in Schedule A ( Statement of Work) of all of the items of Special-Purpose Equipment, other than prototypes and pilot plants, is 30% or less of the total estimated Eligible Costs of the Project, Allelix will not be obligated to pay the Minister for those items of Special-Purpose Equipment which are transferred to commercial production in Canada by Allelix.

3.0   The Contribution

3.1   Sharing Ratio and Contribution Ceiling
      Subject to all the other provisions of this Agreement, the Minister will make a repayable Contribution to Allelix, with respect to the Project, of the lesser of

      (a) 30% of the Eligible Costs; and

      (b) $ 8,365,511.

      Irrespective of the limitation on the Minister's Contribution under this Agreement, Allelix shall remain obligated to perform the whole of the Project, as described in the Statement of Work.

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3.2   Annual Contribution Disbursement Limits
      The disbursement of the Contribution will not exceed the following amounts, in each of the following Fiscal Years:

      1999-2000   $2,971,155
      2000-2001   $2,769,976
      2001-2002   $1,826,568
      2002-2003   $  797,812

      and the Minister will have no obligation to pay any amount in any other Fiscal Year. No portion of these maximum annual amounts will be rolled over to previous or subsequent Fiscal Years, without the consent of the Minister, who will consider any such requests on a case-by-case basis.

3.3   Eligible Cost Period
      The Minister will not contribute to any Eligible Costs incurred by Allelix prior to the Effective Date nor after the Completion Date.

3.4   Project Financing and Progress
      The Minister will have no obligation to make all or part of the Contribution unless the Minister remains satisfied with the overall financing of the Project and the progress of the Project.

3.5   Environmental Protection Measures
      The Minister, being satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant, will have no obligation to make all or part of the Contribution unless Allelix has incorporated and utilized environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over Allelix or the Project, or both, and certifies to the Minister that it has done so.

3.6   Annual Environmental Compliance Certification
      Any certification required pursuant to section 3.5 must be provided together with the first claim for payment under this Agreement, and subsequent certifications must be provided annually.

3.7   Set-off Rights of Minister
      The Minister may set off against the Contribution, any amounts owed by Allelix to Her Majesty in Right of Canada, including amounts pursuant to any other agreement for which the Minister is responsible.


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                                      -9-

4.0   Claims for Payment

4.1   Claim Procedures
      The Minister will pay the Contribution to Allelix in respect of eligible costs incurred on the basis of itemized claims which will:

      (a)   be submitted in writing, quarterly;

      (b)   be certified by a senior officer of Allelix;

      (c) be accompanied by details of all costs being claimed, substantiated by such documents as may be required by the Minister, and presented in accordance with the major elements identified in Schedule A (Statement of Work);

      (d) be accompanied by a brief technical report on work completed and confirmation of any Statement of Work milestones attained during the claim period; and

      (e) include a deduction for any Eligible Costs included in previous claims which have not been paid.

4.2   Hold-Back Rights
      The Minister will have no obligation to pay more than 90% of the Contribution prior to the date on which the Minister has approved the final claim referred to in section 4.3.

4.3   Final Claim
      Within 90 days of the Completion Date, the final claim for payment will be submitted by Allelix, accompanied by:

      (a) an itemized statement of all Eligible Costs incurred and paid in performance of the Project;

      (b) certification by a senior officer of Allelix that the Eligible Costs referred to in the itemized statement:

            (i.)   have been incurred and paid;

            (ii.) are related to the activities described in the Statement of Work (Schedule A); and

            (iii.) are in compliance with the requirements set out in the TPC
                   Project Cost Principles and its Addendum (Schedule D); and

      (c)   a final report of the Project in accordance with section 7.5.


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      Upon approval by the Minister of the final claim, the Minister will pay any outstanding amount of the Contribution.

4.4   Certification of Claims
      The Minister may require that any claim submitted for payment be certified by Allelix's auditor or chief financial officer or by an auditor approved by the Minister, at the Recipient's expense.


4.5   Overpayment by Minister
      Where for any reason:

      (a)   Allelix is not entitled to the Contribution; or

      (b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which Allelix is entitled,

      Allelix will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.


5.0   Royalty Payments

5.1   Principles and Rate
      Allelix, in consideration of the payment of the Contribution, hereby agrees to:

      (a) pay to the Minister a 10% royalty on amounts received directly or indirectly by Allelix in respect of the Resulting Products, or on its behalf, from any licensee or Project partner (Royalty Payment);

      (b) apply the royalty rate to the aggregate of all licencing fees, milestone payments and royalty streams received directly or indirectly by Allelix or on its behalf, resulting from the exploitation of the Resulting Products, as further detailed in Schedule C;

      (c) notwithstanding subsections (a) and (b), exclude from the application of the royalty rate the following revenues:

            (i.) any amount received as an equity investment in Allelix by a licensee or a Project partner;


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                                      -11-


            (ii.) specific R&D work performed by Allelix related to the Resulting Products and paid for by any third party; and

            (iii.) sales of the Resulting Products at cost to a Project partner or licensee for clinical trials;

      (d) make to the Minister the Royalty Payments for a period extending from 1 January 2002 to 31 December 2008, subject to the following conditions: if, by 31 December 2008, cumulative Royalty Payments paid or payable are equal to or greater than $23,900,000, Royalty Payments shall cease to accrue as of that date; if cumulative Royalty Payments paid or payable have not reached $23,900,000 by 31 December 2008, Royalty Payments shall continue until that total has been reached or until 31 December 2017, whichever occurs first;

      (e) make Royalty Payments to the Minister 45 days after 31 December of any applicable royalty year, except as follows: the first payment being due for the years 2002 and 2003 will accrue and be payable, without interest, by 14 February 2004;

      (f) where Allelix produces and distributes itself the Resulting Products on a commercial basis, Allelix agrees to pay to the Minister a royalty amounting to the equivalent of the sum that would be owed to the Minister under subsection (a) above if the Resulting Products were produced and distributed by a third party.

5.2   Statements and Payments
      Allelix shall provide to the Minister a statement, certified by Allelix's external auditor or senior financial officer of any revenues applicable to the Royalty Payment, as per provisions and according to the time periods specified in Section 5.1 and in Schedule C. The statement, in the form of a signed copy of Schedule C, along with any applicable payment, shall be provided to the Minister, annually, within the time delays specified in
      Section 5.1 and in Schedule C. Signed annual statements shall be provided by Allelix, whether or not revenues have been generated during the applicable yearly period.

5.3   Late Payments
      Allelix will pay interest calculated and compounded monthly on overdue payments, at the Interest Rate from the date on which the Royalty Payment is due, until payment in full is received by the Minister. Such interest is payable without notice to Allelix, and in addition to any remedies of the Minister for default by Allelix, as set out in article 12.0 of this Agreement.

5.4   Dividend Restriction
      Allelix will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or that would prevent it from making the Royalty Payments required in this Agreement.


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                                      -12-


5.5   No Accelerated Royalty Payment
      The payment of Royalty Payments will take place in accordance with the timetable and method specified in this article 5.0 and Allelix shall not accelerate the rate of Royalty Payment, in any way.

5.6   Payment Date
      Whenever any payment date under this article 5.0 occurs on a Saturday, Sunday or statutory holiday, such payment shall be made on the next day following which is not a Saturday, Sunday or holiday.


6.0   Intellectual Property

6.1   Ownership of Technology
      Allelix will obtain and retain title to all Intellectual Property and Project Technology.

6.2   Commitment to Exploitation in Canada
      Allelix will exploit the Intellectual Property and Project Technology developed under this Project through the production of the Resulting Products in Canada and through the promotion, distribution and sale of the Resulting Products, in Canada and elsewhere.

      Allelix will ensure that follow-on production of the Resulting Products, and of their variants and derivatives, occurs within Canada, unless the Minister agrees in advance, in writing, to the contrary.

6.3   Limitation on Transfer of Technology

      (a)   General Allelix will not, without the prior written consent of the
            Minister:

            (i.) grant any right in or transfer title to the Project Technology, Intellectual Property, or in any applicable technology incorporated in Special-Purpose Equipment, including the assignment, sale, licence and lease to any person; or

            (ii.) transfer electronically any software developed during the course of the Project; or

            (iii.) make use of the Project Technology, Intellectual Property,
                   Special-Purpose Equipment, and other Project machinery and equipment, of any kind, or any part thereof,

            for the purpose of producing or manufacturing outside Canada any of the Resulting Products or any product that is substantially the same as any of the Resulting Products and is made using Project Technology or Intellectual Property.


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                                      -13-

      (b)   Patent Disclosures

            Notwithstanding subsection (a), Allelix does not require the consent of the Minister to make any disclosure of information required by law for the purpose of obtaining a patent.

      (c)   Licence for Use Only

            Notwithstanding subsection (a) or any provision to that effect in article 8.0 of this Agreement, Allelix does not require the consent of the Minister to licence or sub-licence, for use only, any of the Project Technology or Intellectual Property, in conjunction with the sale of any of the Resulting Products.

      (d)   Compliance by Licensees

            Allelix will impose the restriction on transfer, outlined in subsection (a), on all licensees, and on other transferees of title to or any right-to-use any of the Project Technology or Intellectual Property.

      (e)   Sub-Contractors and Consultants

            Allelix will ensure that no sub-contractor or consultant acquires any rights to the Project Technology, Intellectual Property and Special-Purpose Equipment without the prior written consent of the Minister.

6.4   Patent Protection
      (a) Allelix will apply for appropriate patent protection for any inventions resulting from the Project.

      (b) If Allelix elects not to apply for appropriate patent protection in respect of inventions resulting from the Project, Allelix will

            (i.)  so advise the Minister forthwith; and

            (ii.) if so requested by the Minister, assign the invention to Her
                  Majesty the Queen in Right of Canada, together with all patents, patent applications and rights to obtain patents therefor.

7.0   Monitoring and Reporting

7.1   Annual Financial Statements
      Allelix will provide the Minister with a copy of its annual financial statements within one hundred and twenty (120) days of the end of each of Allelix's fiscal years.


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                                      -14-


7.2   Minister's Right to Audit Accounts and Records
      Allelix will, at its own expense, preserve and make available for audit and examination by the Minister or the Minister's representatives the books, accounts and records of the Project and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including Royalty Payments. The Minister will have the right to conduct such additional audits at the Minister's expense as may be considered necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or Allelix's external auditors. Any licence agreement for the production of the Resulting Products between Allelix and a third party shall contain similar provisions to permit the Minister to audit the calculation of Royalty Payments or other payments payable to the Minister under this Agreement.

7.3   Access to Project
      Allelix will provide the representatives of the Minister reasonable access to Allelix's premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

7.4   Access to Third-Party Information
      Allelix will, to the extent practicable, assist the Minister with the implementation of this Agreement and facilitate access by the Minister to information from third parties, relating to this Project. .

7.5   Project Progress Reports
      Allelix will provide the Minister with semi-annual progress reports (or as otherwise specified in the Statement of Work) commencing on 30 November 1999 and ending with the final report within 60 days following the Completion Date. The reports will include:

      (a) a description of the progress in completion of the Project, in comparison with the milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

      (b) sufficient information to enable the Minister to assess the Project's contribution to jobs and economic growth, as set out in Schedule B;

      (c)   an update of the Project cost estimates;

      (d) an indication of any delay in completing the Project and the reasons for such delay;

      (e) an update of the projected market and any changes in the projected revenues and Royalty Payments, as set out in Schedule C;

      (f) a cumulative list summarizing any acquisition and current holdings of Special Purpose Equipment as set out in Schedule A1; and

      (g) an indication of any planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of Special-Purpose Equipment.

7.6   Commercial Exploitation Reports
      From the Completion Date until the termination of the Agreement, Allelix will continue to provide annual reports to the Minister, within forty-five
      (45) days of the end of each of Allelix's fiscal years, which will indicate:

      (a) whether the Project is achieving its projected commercial and economic objectives including job creation, as set out in Schedule B;

      (b) an update of the projected market and any changes in the projected revenues and Royalty Payment amounts, as set out in Schedule C; and

      (c) an indication of any completed or planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of Special-Purpose Equipment.

8.0   Special Conditions

8.1   Licence Prerequisite
      Allelix will not enter into any licencing agreement for the further development, production and marketing of the Resulting Products, or amend same in any substantive fashion, without the prior written consent of the Minister.

8.2   Exploitation in Canada
      In the context of article 6.0, and for greater clarity, Allelix represents and undertakes to:

      (a) carry out the production in Canada, together with a Canadian based company, of ALX-0600 formulations for use in Phase II trials and ensure that commercial marketing of ALX-0600 takes place from Canada; and

      (b) without compromizing the commercial success of the Project, demonstration of which rests with the Recipient,

            (i.) enter into a licencing arrangement with a pharmaceutical manufacturer operating in Canada for the conduct of Phase III trials and ultimate commercialization of the Resulting Products;

            (ii.) promote the maximum participation of individuals, companies and institutions operating in Canada in Phase III trials;

            (iii.) ensure that the commercial production and distribution of the
                   Resulting Products, for Canada, takes place in Canada; and

            (iv.) ensure that commercial bulk production of the Resulting Products for worldwide use takes place in Canada

8.3   Alternative Benefits
      To the extent that Allelix is unable to perform or have performed any of the activities referred to in section 8.2 in Canada, Allelix may petition the Minister to provide relief from any of the above undertakings; any decision by the Minister will take into account, amongst other things, the following considerations:

      (a) the corporate capability and availability which exists within Canada to undertake such activities;

      (b) the extent to which Allelix has used best efforts to find a suitable partner operating in Canada;

      (c) if proposing an entity not operating in Canada as a licencing partner. the extent to which Allelix intends to negotiate the inclusion of significant participation in downstream commercial activities by entities operating in Canada (including Allelix);

      (d) the extent to which the commercial terms available from potential licencing partners operating in Canada are comparable with those available from entities not operating in Canada; and

      (e) the initiatives Allelix proposes to offset the unmaterialized socio-economic benefits to result from the Project in Canada.

8.4   Insurance Coverage
      Allelix

      (a) represents that it has obtained and maintained commercial general liability insurance consistent with best practices in the area of drug testing on humans for all clinical trials of ALX-0600 up to the date of execution of this Agreement; and

      (b) undertakes to maintain such insurance coverage, as a minimum, until the termination of thus Agreement.

8.5   Work Performance
      Allelix will

      (a) perform the work itself, unless otherwise specified in Schedule A-Statement of Work; and

      (b) notwithstanding sections 6.1 and 6.3, retain exclusive title to and ownership of the Intellectual Property and the Project Technology unless otherwise stated in the Statement of Work (Schedule A), with the exception of subsection 6.4 (b) respecting Dr. Drucker's and 1149336 Ontario Inc.'s rights of first refusal for patent applications.

8.6   Project Economic Impact
      Allelix represents that after Phase II, should the R&D be successful and the sales of the Resulting Product meet the projections reflected in the schedules to this Agreement and used as a basis for the calculation of the Royalty Payments, the Project will create the following main socio-economic benefits:

      (a) production of ALX-0600 for Phase III testing and after: 30 person-years of employment per year from the date of the appropriate milestone until 31 December 2008;

      (b) commercial scale manufacturing facility ($60M investment): 60 person-years of employment per year from the date of the appropriate milestone until 31 December 2008;

      (c) marketing and selling related person-years in Canada assuming operations are directed from Canada: 10 person-years of employment per year from the date of the appropriate milestone until 31 December 2008.

8.7   Reporting
      Allelix will report to the Minister within 45 days of the end of each calendar year, beginning in year 2000, any amount or benefit earned by or on behalf of Allelix in connection with the Project and that does not fall within the purview of article 5 above.

8.8   Background Intellectual Property
      Notwithstanding section 6.1, Allelix represents to the Minister that:

      (a) Allelix holds exclusive, worldwide, transferable intellectual property rights required to fully perform the Project through a license agreement entered into with Dr. Daniel J. Drucker, M.D. and 1149336 Ontario Inc. on 5 September 1995, and has sub-licensing rights;

      (b) to the best of Allelix's knowledge, there is no broad third party patents that would block the use of the technology developed under this Agreement;

      (c) nothing in the above referred to licencing agreement would prevent Allelix from fulfilling its obligations under this Agreement and marketing the Resulting Product as represented to the Minister and in accordance with the Sales and Royalty Payments Projections (Schedule C) with the exception of subsection 6.4 (b) respecting Dr. Drucker's and 1149336 Ontario Inc.'s rights of first refusal for patent applications.

8.9   Renewal of Representations
      Allelix

      (a) renews its representations to the Minister every time a claim for payment is submitted; and

      (b) where a representation is not true anymore, informs the Minister accordingly.


8.10  Other Agreements
      Allelix undertakes not to enter any other agreement that would prevent Allelix's full implementation of the Project without the Minister's prior written consent.

8.11  Flow-down of Obligations to Subcontractors
      For any goods or services subcontracted by Allelix in implementing the Project, Allelix will ensure that the agreements with the subcontractors include provisions ensuring that the terms and conditions of this Agreement are enforceable.

8.12  Reports
      In addition to the reports listed in sections 7.5 and 7.6, Allelix agrees to provide the following information on a yearly basis, within 45 days of its fiscal year end:

      (a)   results of any Phase III clinical trials undertaken; and

      (b)   regulatory filings made, status thereof and approvals received.

8.13  Consent
      For greater certainty, where ever the Minister's consent is required in this Agreement, such consent will not be unreasonably withheld.

8.14  Use of Agreement
      Notwithstanding sections 14.2 and 17.4, the Minister hereby allows Allelix to show this Agreement for the purposes of securing additional financing or licensing for commercial exploitation. Any person shown this Agreement must have executed a non-disclosure agreement with Allelix before the disclosure; Allelix will be responsible for the enforcement of this requirement.

8.15  Mergers, Amalgamations and Reorganizations
      For greater clarity, it is understood that no merger, amalgamation or bona fide corporate restructuring of Allelix would fall within the purview. of subsection 12.1 (b).

8.16  Resulting Products
      For greater certainty, the phrase "or any product that is substantially the same as any of the Resulting Products" in subsection 6.3 (a) means, and is limited to, the products described in subsection 1.3 (1).

8.17  30 Day Notice
      With respect to section 12.1 in fine, the Minister hereby agrees to give Allelix a 30 day period after notice for a default pursuant to subsection
      12.1 (d), to be applied in the same way as for defaults and notices pursuant to subsections 12.1(c), (e) or (f).

8.18  First Claim
      The Minister will withhold all payments pursuant to article 4.0 of this Agreement until the legal opinion, in a form and content satisfactory to the Minister, forming Schedule F, is received by the Minister.


9.0   Representations, Warranties and Undertakings

9.1   Power and Authority of Recipient
      Allelix represents and warrants that it is duly incorporated and validly existing and in good standing under the laws of Canada and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

9.2   Authorized Signatories
      Allelix represents and warrants that the signatories to this Agreement have been duly authorized to execute and deliver this Agreement on its behalf.

9.3   Binding Obligations
      Allelix represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of Allelix enforceable in accordance with its terms.

9.4   No Pending Suits or Actions
      Allelix warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement, and will advise the Minister forthwith of any such occurrence during the term of this Agreement.

9.5   No Gifts or Inducements
      Allelix represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining this Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit this Agreement for a commission, contingency fee or any other consideration dependant upon the execution of this Agreement.

9.6   Compliance with Environmental Protection Requirements
      Allelix warrants and undertakes that it will maintain environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over Allelix or the Project and certify to the Minister annually its compliance with such requirements.

10.0  Other Government Assistance

10.1  Disclosure
      Allelix hereby acknowledges that for the purposes of this Agreement, except for scientific research and experimental development tax credits, no other federal, provincial or municipal government financial assistance has been requested or received by Allelix for the costs of this Project.

10.2  Continuing Disclosure Obligation
      Allelix will inform the Minister promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credits) to be received for Eligible Costs of the Project and the Minister will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

11.0  Dispute Resolution

11.1  Optional Mediation or Arbitration
      If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

12.0  Default and Recovery

12.1  Events of Default
      The Minister may declare an event of default has occurred if:

      (a) Allelix becomes insolvent or is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

      (b) an order is made which is not being contested or appealed by Allelix or a resolution is passed for the winding-up of Allelix or it is dissolved;

      (c) Allelix has intentionally submitted false or misleading information to the Minister or made a false or misleading representation;

      (d) in the opinion of the Minister, acting reasonably, a material adverse change in risk affecting the performance of the terms and conditions of this Agreement has occurred;

      (e) any term, condition or undertaking in this Agreement is not complied with in any material respect; or

      (f) Allelix neglects or fails to pay to the Minister any amount due in accordance with this Agreement;

      provided that the Minister will not declare an event of default has occurred by reason of subsections (c), (e) or (f) unless the Minister has given notice to Allelix of the condition or event which, in the Minister's opinion, constitutes an event of default and Allelix has failed, within 30 days of receipt of the notice, to demonstrate to the satisfaction of the Minister that it has either corrected the condition or event complained of or demonstrated that it has taken such steps as are necessary to correct the condition or event and so notified the Minister.

12.2  Remedies on Default
      If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

      (a) suspend any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project including any obligation to pay any amount owing prior to the date of such suspension;

      (b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project, including any obligation to pay any amount owing prior to the date of such termination;

      (c) require Allelix to repay to the Minister all or part of the Contribution which has been paid by the Minister to Allelix, together with interest from the date of demand at the Interest Rate;

      (d) require Allelix to pay to the Minister all or part of the Royalty Payments and other amounts due under this Agreement together with interest from the date of demand at the Interest Rate;

      (e) if an event of default has occurred in relation to subsection 12.1(a), (b) or (c), or as a result of the failure default Allelix to produce, or have produced, the Resulting Products in Canada without the Minister's prior written consent, direct Allelix, and Allelix will immediately comply, to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of, and all rights of Allelix in the Intellectual Property; and

      (f) direct Allelix and Allelix will immediately comply, to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of, and all rights of Allelix in the Special-Purpose Equipment.

12.3  Remedies Cumulative
      The Minister may exercise any or all of the remedies set out in section 12.2, provided that in exercising any remedy in accordance with subsection
      12.2 (c ) or (d), in respect of any default other than a breach of subsection 12.1(0, the Minister will credit Allelix for any Royalty Payments paid to the Minister under this Agreement.

12.4  No Waiver
      The fact that the Minister refrains from exercising a remedy he is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

12.5  Remedies Fair and Reasonable
      Allelix acknowledges that in view of the public policy objectives served by the Minister's agreement to make the Contribution, the fact that the Contribution comes from public monies, and that the amount of damages or loss sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement if an event of default occurs.

12.6  Liquidated Damages
      Notwithstanding other provisions of this article, if a default has occured under sections 5.1, 6.1, 6.2, 6.3, 8.1, 8.2 (insofar as it is not already covered by subsection 12.2 (e)), 8.3, 8.5 or 8.8,

      (a) the Minister may exercise all the remedies listed in section 12.2, subject to the following provision;

      (b) Allelix may offer, and the Minister must accept, subject to the last sentence of this section, as an alternative to claiming the transfer of the title to, possession of, and all rights of Allelix in the Intellectual Property, or any other remedy referred to in this article 12.0 or to availing himself of any remedy available under Common Law or contract law (including the Civil Code in the province of Quebec), the payment of an amount equal to one of the following, and Allelix agrees to pay to the Minister, within 30 days of notification:

            (i.) 2 times the minimum cumulative Royalty Payment amount as stated in subsection 5.1 (d);

            (ii.)  the estimated loss to the Canadian economy as follows:

                   o    the socio-economic benefits to Canada; plus

                   o the minimum cumulative Royalty Payment amount stated in subsection 5.1(d).

                   For the purposes of this subsection, socio-economic benefits are limited to all projected total person-years, as outlined in section 8.6, for the, full duration of the commercial exploitation phase, multiplied by $20,000.

            (iii.) the equivalent value of the Adjusted Imputed Number of
                   Minister Shares, as calculated in accordance with section
                   12.7.

            The Minister will determine which above subsection will be used to calculate the appropriate liquidated damages.

12.7  Share Determination
      For the purposes of calculating the amount owed in accordance with subsection 12.6 (b) (iii.),

      (a)   the following words and phrases mean:

            "Liquidated Damages", the Adjusted Imputed Number of Minister Shares multiplied by the Market Price;

            "Imputed Number of Minister Shares", the number of identifiable Allelix shares currently in existence which, when multiplied by. their Market Price, is equal to the maximum Contribution amount identified in subsection 3.1 (b);

            "Interceding Events", all those events that can have a bearing on the number and type of shares owned by a shareholder: these include, but are not limited to, stock splits, stock swaps, stock conversions and reinvested dividends;

            "Adjusted Imputed Number of TPC Shares" is equal to the number of identifiable shares at the time of Default, which is equal to the Imputed Number of Minister Shares after adjustments are made for all Interceding Events since the time of the signing of this Agreement;

            "Market Price",

            (i.) as long as Allelix remains a publicly traded entity, the price per share equal to the average price of the closing prices for the shares on The Toronto Stock Exchange during the 10 consecutive trading days ending immediately before the particular date (or, if there is no closing price on any such day, the average of the last bid and last ask prices on that day) or, if the shares are not then listed on The Toronto Stock Exchange, on such other stock exchange on which such shares are listed; or

            (ii.) if such shares are no longer listed on any stock exchange, then the price per share will be an amount determined by an arbitrator.

      (b) Allelix agrees to provide, within 30 days of the signing of this Agreement, an affidavit indicating the Imputed Number of Minister Shares and their Market Price.

13.0  Force Majeure

13.1  Event of Force Majeure
      Allelix will not be in default by reason only of any failure in performance of the Project in accordance with the Statement of Work if such failure arises without the fault or negligence of Allelix and is caused by any event of force majeure.

13.2  Definition of Force Majeure
      Force majeure means any cause which is unavoidable or beyond the reasonable control of Allelix, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond Allelix's control, and which could not have been reasonably circumvented by Allelix without incurring unreasonable cost.

14.0  Announcements

14.1  Consent to Public Announcements
      Allelix hereby consents to public announcements by or on behalf of the Minister containing any of the information in the documents attached hereto as Schedule E (Project Fact Sheet for News Release).

14.2  Confidentiality Obligation
      The Minister will inform Allelix of the date on which the first public announcement is to be made and Allelix will not disclose the existence of this Agreement until such date.

15.0  Notice

15.1  Form and Timing of Notice
      Any notice, information or document provided for under this Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

15.2  Change of Address
      Allelix or the Minister may change the address which they have stipulated in this Agreement by notifying the other of the new address.

15.3  Addresses
      Any notice to the Minister will be addressed to:

            Director, Enabling Technologies
            Technology Partnerships Canada
            10th Floor
            300 Slater Street
            Ottawa, Ontario KlA OC8
            Fax No: (613) 954-9117

      Any notice to Allelix will be addressed to:

            The President
            Allelix Biopharmaceuticals Inc.
            6850 Goreway Drive
            Mississauga
            Ontario L4V 1V7
            Fax No: 905-677-1037

16.0  Term of Agreement

16.1  Agreement Termination Date.
      This Agreement will terminate on the later date of the following:

      (a) payment to the Minister by Allelix of all amounts due pursuant to this Agreement; and


      (b)   31 December 2017.


17.0  General Conditions

17.1  Compliance with Laws
      Allelix will comply with all federal, provincial and municipal laws governing Allelix or the Project, including but not limited to statutes, regulations, by-laws and ordinances.

17.2  Members of the House of Commons or the Senate
      No member of the House of Commons or the Senate, either directly nor indirectly, shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom.

17.3  Annual Appropriations
      Any payment by the Minister under this Agreement is subject to there being an appropriation for the Fiscal Year in which the payment is to be made.

17.4  Confidentiality
      Subject to article 14.0 and to applicable laws, including the Access to Information Act, the parties shall keep confidential and shall not disclose the contents of this Agreement nor the transactions contemplated hereby without the consent of all parties.

17.5  No Assignment of Agreement
      Neither this Agreement, nor any part thereof nor any amount thereunder shall be assigned by Allelix without the prior written consent of the Minister.

17.6  Compliance with Post-Employment Provisions
      Allelix confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

17.7  No Partnership Created
      The parties declare that nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Minister and Allelix.

17.8  Binding Agreement
      This Agreement is binding on the parties and their successors and permitted assigns.

17.9  Severability
      Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.10 Signature in Counterparts
      This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.



                                    HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry

                                    Per:  /s/ [ILLEGIBLE]
                                        ---------------------------------------
                                        Technology Partnerships Canada  3/11/99


                                    ALLELIX BIOPHARMACEUTICALS INC.

                                    Per:  /s/ [ILLEGIBLE]
                                        ---------------------------------------


                                    Title:    [ILLEGIBLE]
                                          -------------------------------------


                                    Per:  /s/ [ILLEGIBLE]
                                        ---------------------------------------


                                    Title: SVP & CFO [ILLEGIBLE]
                                          -------------------------------------